Exhibit 99.1

Canton Strategic Holdings, Inc. Announces Authorization of Share Repurchase Program

NEW YORK, June 16, 2026 — Canton Strategic Holdings, Inc., (NASDAQ: CNTN) (“Canton Strategic Holdings” or the “Company”) the first publicly traded company to leverage Canton Coin (“CC”) to support the Canton Network’s ability to digitize traditional financial markets, today announced today announced that its Board of Directors (the “Board”) has authorized a share repurchase program granting the company authority to repurchase up to $50 million in common stock.

“This share repurchase program directly reflects our confidence in the strength of our platform and our ability to drive long-term value for shareholders,” said Mark Wendland, Chairman and CEO, Canton Strategic Holdings. “As we continue to build revenue generation opportunities that align with our mission of advancing institutional adoption of the Canton Network, this repurchase program provides an opportunity to return capital to shareholders in a meaningful way.”

Under the program, Canton Strategic Holdings may repurchase shares of its common stock from time to time on the open market or otherwise. Repurchases will be conducted in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

The timing, amount, and method of any share repurchases will be determined by management based on market conditions, share price, trading volume, capital requirements, regulatory considerations, and other factors. The program does not obligate the Company to repurchase any particular number of shares and may be modified, suspended, or terminated at any time at the Board’s discretion.

About Canton Strategic Holdings, Inc.

Canton Strategic Holdings, Inc. (NASDAQ: CNTN), is the first publicly traded company to leverage Canton Coin and support the Canton Network to advance institutional blockchain adoption and the digitization of financial markets. In addition to driving value through activities on the Canton Network, the Company also operates clinical-stage biotech research and development. For more information, visit www.cantonstrategic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, those regarding management expectations, strategy execution, market conditions, and the Company’s involvement with the Canton Network. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. Further information regarding factors that may affect the Company’s prospects is included in its annual and quarterly reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update these statements except as required by law.

Canton is a registered trademark of Digital Asset (Switzerland) GmbH. Digital Asset is not affiliated with, and has not sponsored or endorsed, the operations of Canton Strategic Holdings, Inc.

Contacts

Media:

Gasthalter & Co.

(212) 257-4170

canton@gasthalter.com

Investors:

ir@tharimmune.com

X: @CantonStrategic

LinkedIn: https://www.linkedin.com/company/cantonstrategicholdings/

Website: www.cantonstrategic.com